UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2019 (March 8, 2019)

Owl Rock Capital Corporation II

(Exact Name of Registrant as Specified in Charter)

Maryland	814-01219	47-5416332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

399 Park Avenue, 38th Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 419-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01      Entry into a Material Definitive Agreement

Amendment to SPV Asset Facility

On December 1, 2017 (the “Original Closing Date”), ORCC II Financing LLC and OR Lending II LLC (collectively, the “Subsidiaries”), each a Delaware limited liability company and a wholly-owned subsidiary of Owl Rock Capital Corporation II (the “Company”) entered into a Credit Agreement (the “SPV Asset Facility”).  Parties to the SPV Asset Facility include the Subsidiaries, as Borrowers, and the lenders from time to time parties thereto (the “Lenders”), Goldman Sachs Bank USA as Sole Lead Arranger, Syndication Agent and Administrative Agent, State Street Bank and Trust Company as Collateral Administrator and Collateral Agent and Cortland Capital Market Services LLC as Collateral Custodian.

On March 11, 2019, the parties to the SPV Asset Facility amended and restated the SPV Asset Facility and the related transaction documents (the “March 2019 SPV Asset Facility Amendment”) which, among other changes, established and modified certain Lender and Administration Agent consent rights and increased the maximum principal amount of the SPV Asset Facility from $400 million to $500 million.

On the Original Closing Date, in connection with the SPV Asset Facility, the Company entered into a Non-Recourse Carveout Guaranty Agreement with State Street Bank and Trust Company, on behalf of certain secured parties, and Goldman Sachs Bank USA.  Pursuant to the Non-Recourse Carveout Guaranty Agreement, the Company is guaranteeing certain losses, damages, costs, expenses, liabilities, claims and other obligations incurred in connection with certain instances of fraud or bad faith misrepresentation, material encumbrances of certain collateral, misappropriation of certain funds, certain transfers of assets, and the bad faith or willful breach of certain provisions of the SPV Asset Facility.  As part of the March 2019 SPV Asset Facility Amendment, the Non-Recourse Carveout Guarantee Agreement was amended and restated to reflect the increased potential financial obligation of the Company resulting from the increased maximum principal amount of the SPV Asset Facility.

Promissory Note Increase

On March 8, 2019, the Company’s Board of Directors approved an increase in the amount available under the Company’s series of promissory notes with Owl Rock Capital Advisors LLC (the “Adviser”), from $35 million to $50 million.

The interest rate on any such borrowing may be based on either the rate of interest for a LIBOR-Based Advance or the rate of interest for a Prime-Based Advance under the Loan and Security Agreement, dated as of February 22, 2017, as amended as of August 1, 2017 (as further amended or supplemented from time to time), by and among the Adviser, as borrower, and East West Bank.

The unpaid principal balance of any Promissory Notes and accrued interest thereon is payable by the Company from time to time at the discretion of the Company but immediately due and payable upon 120 days written notice by the Adviser, and in any event due and payable in full no later than December 31, 2019. The Company intends to use the borrowed funds to leverage its current investment portfolio and to make investments in portfolio companies consistent with its investment strategies.

Item 1.02  - Termination of a Material Definitive Agreement

In connection with the March 2019 SPV Asset Facility Amendment, the Subsidiaries and Goldman Sachs Bank USA terminated a cooperation agreement entered into in July 2018 in connection with a previous amendment to the SPV Asset Facility.

Item 2.03 — Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

10.1                Amended and Restated Credit Agreement, dated as of March 11, 2019, among ORCC II Financing LLC and OR Lending II LLC, as borrowers, the Lenders referred to in the Credit Agreement, Goldman Sachs Bank USA, as administrative agent, State Street Bank and Trust Company, as collateral administrator and collateral agent and Cortland Capital Market Services LLC, as collateral custodian

10.2                Termination of Cooperation Agreement dated as of March 11, 2019, among ORCC II Financing LLC and OR Lending II LLC as borrowers and Goldman Sachs Bank USA

10.3                Amended and Restated Non-Recourse Carveout Guaranty Agreement, dated as of March 11, 2019, by the Company in favor of State Street Bank and Trust Company, on behalf of certain secured parties, and Goldman Sachs Bank USA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Owl Rock Capital Corporation II

Date: March 12, 2019	By:	/s/ Alan Kirshenbaum
Alan Kirshenbaum Chief Operating Officer and Chief Financial Officer